                            SCHEDULE 14A INFORMATION
                            ------------------------

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                              (Amendment No. ___)

Filed by the Registrant                     [X]
Filed by a Party other than the Registrant  [_]

Check the appropriate box:
[_]  Preliminary Proxy Statement         [_] Confidential, for Use of the
                                             Commission Only
                                             (as Permitted by Rule 14a-6(e)(2)
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12




                           Conner Peripherals, Inc.
- --------------------------------------------------------------------------------
               (Name of Registrant as specified in its charter)


- -------------------------------------------------------------------------------
     (Name of person(s) filing proxy statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1) or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(l)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[_]  Fee paid previously with preliminary materials:

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

Notes:

                            CONNER PERIPHERALS, INC.

                               ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               ----------------

                          TO BE HELD ON APRIL 25, 1995

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Conner Peripherals, Inc., a Delaware corporation, will be held on Tuesday, April 25, 1995 at 10:00 a.m., local time, at the Fairmont Hotel, 170 South Market Street, San Jose, California 95113, for the following purposes:

     1. To elect directors of the Company to serve for the ensuing year and until their successors are elected;

     2. To ratify and approve the Company's 1995 Director Stock Plan, under which a total of 300,000 shares have been reserved for issuance;

     3. To ratify and approve an amendment to the Company's Employee Stock Purchase Plan increasing the number of shares of the Company's Common Stock reserved for issuance thereunder by 2,300,000 shares;

     4. To ratify the appointment of Price Waterhouse LLP as the independent public accountants for the Company for the fiscal year ending December 31, 1995; and

     5. To transact such other business as may properly come before the meeting.

  The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

  Only stockholders of record at the close of business on March 7, 1995 are entitled to vote at the Annual Meeting.

                                          FOR THE BOARD OF DIRECTORS

                                          Larry W. Sonsini
                                          Secretary

San Jose, California
March 21, 1995


                             YOUR VOTE IS IMPORTANT

   TO ENSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU RETURNED A PROXY.

                            CONNER PERIPHERALS, INC.

                                PROXY STATEMENT

                               PROCEDURAL MATTERS

GENERAL

  The enclosed proxy is solicited on behalf of the Board of Directors of Conner Peripherals, Inc. ("Conner" or the "Company") for use at the Annual Meeting of Stockholders to be held on Tuesday, April 25, 1995 at 10:00 a.m. local time, or at any continuation or adjournment thereof. The Annual Meeting will be held at the Fairmont Hotel, 170 South Market Street, San Jose, California 95113.

  The Company's principal executive offices are located at 3081 Zanker Road, San Jose, California 95134. The Company's telephone number at that address is
(408) 456-4500.

  This Proxy Statement was mailed to stockholders on or about March 21, 1995.

RECORD DATE AND SHARE OWNERSHIP

  Stockholders of record at the close of business on March 7, 1995 (the "Record Date") are entitled to vote at the meeting. At the Record Date, 52,495,602 shares of the Company's Common Stock, $.001 par value, were issued and outstanding. For information regarding security ownership by management and by 5% stockholders, see "Other Information--Share Ownership by Principal Stockholders and Management." The closing price of the Company's Common Stock on the New York Stock Exchange ("NYSE") on the Record Date was $10.25 per share.

REVOCABILITY OF PROXIES

  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company or its transfer agent a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

VOTING AND SOLICITATION

  Each share of Common Stock has one vote on all matters. Stockholders do not have the right to cumulate their votes in the election of directors.

  The cost of soliciting proxies will be borne by the Company. The Company is retaining Corporate Investor Communications, Inc. to solicit proxies for a cost of approximately $6,500, plus out-of-pocket expenses. In addition, the Company expects to reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, in person or by telephone or telegram.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

  The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of Common Stock issued and outstanding on the Record Date. Shares that are voted "FOR", "AGAINST" OR "WITHHELD FROM" a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting (the "Votes Cast") with respect to such matter.

  While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both

(i) the presence or absence of a quorum for the transaction of business and
(ii) the total number of Votes Cast with respect to a proposal (other than the election of directors). In the absence of a controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal.

  In a 1988 Delaware case, Berlin v. Emerald Partners, the Delaware Supreme Court held that, while broker non-votes should be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. Accordingly, the Company intends to treat broker non-votes in this manner. Thus, a broker non-vote will not have any effect on the outcome of the voting on a proposal.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

  Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company's next annual meeting of stockholders must be received by the Company no later than November 22, 1995 in order that they may be considered for possible inclusion in the proxy statement and form of proxy relating to that meeting.

FISCAL YEAR END

  The Company's fiscal year ends on the Saturday nearest to December 31. Fiscal 1994 ended on December 31, 1994 ("1994 Fiscal Year End") and is referred to herein as the "Last Fiscal Year."

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

NOMINEES FOR DIRECTOR

  A board of seven directors will be elected at the Annual Meeting. Mr. William
S. Anderson has advised the Company that he will not stand for re-election to the Company's Board of Directors at the Annual Meeting. In February 1995, the Board of Directors resolved that, upon completion of Mr. Anderson's term in office, the exact number of directors designated by the Company's Bylaws shall be reduced from eight to seven. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the seven nominees of the Board of Directors named below, all of whom are currently directors of the Company. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the current Board of Directors to fill the vacancy. The Company is not aware of any nominee who will be unable or will decline to serve as a director. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many of the nominees listed below as possible. The proxies cannot be voted for a greater number of persons than the number of directors to be elected.

  THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES LISTED BELOW:

     NAME OF NOMINEE         AGE              PRINCIPAL OCCUPATION
     ---------------         ---              --------------------
     Finis F. Conner.......   51 Chairman of the Board and Chief Executive
                                  Officer of the Company
     David T. Mitchell.....   53 President and Chief Operating Officer of the
                                  Company
     L. Paul Bremer III....   53 Managing Director, Kissinger Associates, Inc.
     Linda Wertheimer Hart.   54 Vice Chairman of Hart Group, Inc.
     W. Howard Lester......   59 Chairman of the Board and Chief Executive
                                  Officer of Williams-Sonoma, Inc.
     Mark S. Rossi.........   38 President of Prudential Equity Investors, Inc.
     R. Elton White........   52 Retired President of AT&T Global Information
                                  Solutions, Inc. (formerly NCR Corporation)

  The term of office of each person elected as a director will continue until the next annual meeting of stockholders or until his or her successor has been elected. There are no family relationships between any directors or executive officers of the Company.

  Mr. Conner founded the Company in June 1985 and has served as Chairman of the Board and Chief Executive Officer of the Company since its formation.

  Mr. Mitchell joined the Company in October 1992 as President and Chief Operating Officer. In December 1992, Mr. Mitchell was appointed a director of the Company. Prior to joining the Company, Mr. Mitchell co-founded Seagate Technology, Inc., a manufacturer of rigid magnetic disk drives, and served as its President, Chief Operating Officer and a director from 1983 to 1991.

  Mr. Bremer has been a director of the Company since October 1992. In 1989, Mr. Bremer became Managing Director of Kissinger Associates, Inc., a strategic consulting firm, after a 23-year career in the United States Diplomatic Service. While in the United States Diplomatic Service, Mr. Bremer served most recently as a Career Minister in the Senior Foreign Service with the rank of Ambassador-at-Large from 1986 to 1989. Mr. Bremer is also a director of Air Products and Chemicals, Inc.

  Ms. Hart has been a director of the Company since July 1992. Ms. Hart has served as the Vice Chairman of Hart Group, Inc., a diversified group of companies involved in insulation manufacturing and residential and commercial services, since February 1990. Prior to joining Hart Group, Inc. in February 1990, Ms. Hart was a partner with the law firm of Vinson & Elkins from July 1986 to January 1990.

  Mr. Lester was appointed a director of the Company by the Board of Directors in July 1994. Mr. Lester has served as Chairman of the Board and Chief Executive Officer of Williams-Sonoma, Inc., a chain of retail stores, since November 1978. Mr. Lester is also a director of The Good Guys, Inc.

  Mr. Rossi has served as a director of the Company since September 1987. Since 1994, Mr. Rossi has served as President of Prudential Equity Investors ("PEI"), which is the general partner of three private equity investment partnerships, Prudential Venture Partners, Prudential Venture Partners II and Prudential Private Equity Investors III. From 1984 to 1994 Mr. Rossi served as a Vice President of PEI.

  Mr. White was appointed a director of the Company by the Board of Directors in July 1994. From 1967 until his retirement in February 1994, Mr. White held a number of senior management and executive positions at AT&T Global Information Solutions, Inc. (formerly NCR Corporation), a computer equipment manufacturer, including, Executive Vice President of Marketing from January 1990 until September 1991, and President from September 1991 until February 1994. Mr. White is also a director of Duriron Corp., Keithley Instruments Inc. and Kohl's Corp.

VOTE REQUIRED

  The seven nominees for director receiving the highest number of affirmative votes of the shares entitled to be voted for them shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no other legal effect under Delaware law.

BOARD MEETINGS AND COMMITTEES

  The Board of Directors of the Company, which has an Audit Committee, a Compensation Committee and a Nominating Committee, held five meetings during the Last Fiscal Year. No incumbent director attended fewer than 75% of the aggregate of all meetings of the Board of Directors or committee thereof occurring during his or her tenure as a director or member of any committee of the Board of Directors, except that Mr. Lester, who was appointed to the Board of Directors in July 1994 and the Compensation Committee in October 1994, attended one of the two remaining Board meetings in 1994 and did not attend the only meeting of the Compensation Committee remaining in 1994 following such appointments.

  The Audit Committee currently consists of directors William S. Anderson (Chairman), Mark S. Rossi, Linda Wertheimer Hart and R. Elton White. As a result of Mr. Anderson's decision not to stand for re-election to the Board of Directors, following the Annual Meeting the Audit Committee will consist of Ms. Hart, Mr. Rossi and Mr. White. During the Last Fiscal Year the Audit Committee held five meetings. The Audit Committee recommends engagement of the Company's independent public accountants and is primarily responsible for approving the services performed by the Company's independent public accountants and for reviewing and evaluating the Company's accounting principles and its system of internal accounting controls.

  The Compensation Committee currently consists of directors Mark S. Rossi (Chairman), William S. Anderson, Linda Wertheimer Hart, L. Paul Bremer III and
W. Howard Lester. As a result of Mr. Anderson's decision not to stand for re-election to the Board of Directors, following the Annual Meeting the Compensation Committee will consist of Mr. Bremer, Ms. Hart, Mr. Rossi and Mr. Lester. During the Last Fiscal Year the Compensation Committee held five meetings. The Compensation Committee reviews and makes recommendations to the Board of Directors concerning the Company's executive compensation policy. See "Report of the Compensation Committee of the Board of Directors on Executive Compensation."

  The Nominating Committee currently consists of directors L. Paul Bremer III and William S. Anderson. As a result of Mr. Anderson's decision not to stand for re-election to the Board of Directors, following the Annual Meeting the Nominating Committee will consist of Mr. Bremer and such other director(s) as the Board shall appoint to serve on such committee. During the Last Fiscal Year the Nominating Committee did not hold any formal meetings. The Nominating Committee (i) reviews the size, diversity, independence and composition of the Board of Directors and (ii) recommends potential candidates for director. The Nominating Committee will consider and accept nominations for directors submitted by stockholders to the extent required by applicable law and the Company's Bylaws.

DIRECTOR COMPENSATION

  Directors are reimbursed for out-of-pocket travel expenses associated with their attendance at Board of Directors and related committee meetings. Non-employee directors ("Outside Directors") receive an annual retainer fee of $25,000 plus compensation of (i) $1,000 per Board meeting and related committee meeting attended and (ii) an annual retainer of $3,000 for chairing any committee of the Board. Employee directors are not compensated for their service on the Board of Directors or on committees of the Board of Directors.

  In October 1994, the Board of Directors approved a charitable matching gift program pursuant to which the Company will match, up to a maximum of $25,000 annually, donations made by a director of the Company to an organization qualified under Section 501(c) of the Internal Revenue Code of 1986, as amended. Pursuant to this program, the Company made donations in the Last Fiscal Year on behalf of directors William S. Anderson ($25,000), L. Paul Bremer III ($4,080), Linda Wertheimer Hart ($25,000), W. Howard Lester ($25,000), Mark S. Rossi ($8,728.37) and R. Elton White ($24,525).

  In order to provide an incentive to Outside Directors of the Company, options were previously granted to Outside Directors of the Company pursuant to the Company's 1986 Incentive Stock Plan (the "Automatic Grant Program"). Upon joining the Board of Directors, each Outside Director of the Company automatically received an option to purchase 20,000 shares of the Company's Common Stock (the "Initial Option"). Subsequent to the grant of the Initial Option, each Outside Director received an option to purchase an additional 6,000 shares of the Company's Common Stock on the first day of each fiscal year of the Company. The exercise price of options granted under the Automatic Grant Program is the fair market value of the Company's Common Stock on the date of the automatic grant. Options granted to Outside Directors become exercisable cumulatively with respect to 1/36th of the underlying shares on the first day of each month following the date of grant of such option. Options granted to Outside Directors under the Automatic Grant Program have a term of five years from the date of grant.

  On the first day of the Company's Last Fiscal Year, each of directors Hart, Rossi, Anderson, Bremer and Mr. Roger S. Penske (a former director of the Company who did not stand for re-election at the Company's Annual Meeting of Stockholders held in April 1994) received an option to purchase 6,000 shares of the Company's Common Stock at an exercise price of $14.625 per share pursuant to the Automatic Grant Program.

  On August 1, 1994, the date on which W. Howard Lester and R. Elton White accepted appointment to the Company's Board of Directors, each of Mr. Lester and Mr. White received an option to purchase a total of 20,000 shares of the Company's Common Stock at an exercise price of $12.25 per share pursuant to the Automatic Grant Program.

  In February 1995, the Board of Directors adopted and approved, subject to stockholder approval, the Company's 1995 Director Stock Plan (the "Director Plan"). Only upon receipt of stockholder approval of the Director Plan will the Automatic Grant Program under the Company's 1986 Incentive Stock Plan be terminated.

  Under the Director Plan, each current Outside Director will automatically receive, upon stockholder approval of the Director Plan, a nonstatutory stock option to purchase 14,000 shares of the Company's Common Stock and each person becoming an Outside Director after such stockholder approval will automatically receive a nonstatutory stock option to purchase 30,000 shares of the Company's Common Stock upon becoming an Outside Director. In addition, each Outside Director will automatically receive a restricted stock award of 5,000 shares of the Company's Common Stock at the time of stockholder approval, in the case of existing Outside Directors, and upon becoming an Outside Director, in the case of new Outside Directors.

  Each Outside Director will also be automatically granted a restricted stock award of 1,000 shares of the Company's Common Stock and a nonstatutory option to purchase 10,000 shares of the Company's Common Stock on the first day of each fiscal year of the Company. Such options and restricted stock awards vest based on continued service as directors of the Company.

  Options granted under the Director Plan have a term of five years unless terminated sooner due to termination of the optionee's status as a director or otherwise pursuant to the Director Plan. The exercise price of each option granted under the Director Plan is equal to the fair market value of the Company's Common Stock on the date of grant. Options granted under the Director Plan vest cumulatively at the rate of 1/36th of the shares subject to the option for every month after the date of grant.

  Restricted stock awards under the Director Plan permit a director to purchase shares of the Company's Common Stock at a per share purchase price of $.001, the par value of the Company's Common Stock. Subject to earlier vesting upon the director's death or disability, restricted stock vests as to 33% of the shares on the first anniversary of the award date and as to an additional 33% and 34% of the shares on the second and third anniversaries, respectively, of the award date, subject to the director's continued service as a director.

  For a more detailed description of the Director Plan, see "Proposal No. 2-- Adoption and Approval of the 1995 Director Stock Plan."

                                 PROPOSAL NO. 2
             ADOPTION AND APPROVAL OF THE 1995 DIRECTOR STOCK PLAN

  In February 1995, the Board of Directors of the Company approved the adoption of the Company's 1995 Director Stock Plan (the "Director Plan") and reserved a total of 300,000 shares of the Company's Common Stock for issuance thereunder.

PROPOSAL

  At the Annual Meeting, the stockholders are being asked to approve the Director Plan. Subject to stockholder approval of the Director Plan, Outside Directors will no longer be eligible to receive nonstatutory stock options under the Company's 1986 Incentive Stock Plan, as amended to date. Under the Director Plan, each current Outside Director will automatically receive a nonstatutory stock option to purchase a total of 14,000 shares of the Company's Common Stock upon stockholder approval of the Director Plan, and each person becoming an Outside Director after such stockholder approval will automatically receive a nonstatutory stock option to purchase 30,000 shares of the Company's Common Stock upon becoming an Outside Director. In addition, under the Director Plan, each Outside Director will automatically receive a restricted stock award of 5,000 shares of the Company's Common Stock at the time of stockholder approval of the Director Plan, in the case of existing Outside Directors, and upon becoming an Outside Director, in the case of new Outside Directors. Each Outside Director will also be automatically granted a restricted stock award of 1,000 shares of the Company's Common Stock and a nonstatutory option to purchase 10,000 shares of Common Stock on the first day of each fiscal year of the Company. Such options and restricted stock awards vest based on continued service as directors of the Company.

  Options granted under the Director Plan have a term of five years unless terminated sooner due to termination of the optionee's status as a director or otherwise pursuant to the Director Plan. The exercise price of each option granted under the Director Plan is equal to the fair market value of the Company's Common Stock on the date of grant. Options granted under the Director Plan vest cumulatively at the rate of 1/36th of the shares subject to the option for every month after the date of grant.

  Restricted stock awards under the Director Plan permit a director to purchase shares of the Company's Common Stock at a per share purchase price of $.001, the par value of the Company's Common Stock. Subject to earlier vesting upon the director's death or disability, restricted stock vests as to 33% of the shares on the first anniversary of the award date, and as to an additional 33% and 34% of the shares on the second and third anniversaries, respectively, of the award date, subject to the director's continued service as a director.

  In the event of a merger of the Company with or into another corporation or a consolidation, acquisition of assets or like transaction involving the Company, each option under the Director Plan shall become fully vested and exercisable, and each restricted stock award shall become fully vested.

VOTE REQUIRED

  The affirmative vote of a majority of the Votes Cast will be required to approve the adoption of the Director Plan.

  THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE "FOR" THE PROPOSAL TO APPROVE THE DIRECTOR PLAN.

  The essential features of the Director Plan are outlined below.

GENERAL

  The Director Plan, and the right of directors to receive options and restricted stock awards thereunder, is intended to qualify as a formula plan under Rule 16b-3 pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act").

PURPOSE

  The purposes of the Director Plan are to attract and retain the best available individuals for service as directors of the Company, to provide additional incentive to the directors of the Company and to encourage their continued service on the Board.

ADMINISTRATION

  The Director Plan is administered by the Board of Directors, who receive no additional compensation for such service. All grants of options and restricted stock awards under the Director Plan are automatic and nondiscretionary pursuant to the terms of the Director Plan. All questions of interpretation or application of the Director Plan are determined by the Board, whose decisions are final and binding upon all participants.

ELIGIBILITY

  Options and restricted stock awards under the Director Plan may be granted only to Outside Directors of the Company. Following the Annual Meeting there will be a total of five Outside Directors.

AWARDS UNDER THE DIRECTOR PLAN

  The Director Plan provides for grants of options to be made in two ways:

    (1) Each Outside Director is automatically granted a nonstatutory stock option upon the date on which such individual first becomes an Outside Director, whether through election by the stockholders of the Company or by appointment by the Board in order to fill a vacancy, with initial grants made to current Outside Directors on the date the stockholders approve the Director Plan. Option grants to current Outside Directors are for 14,000 shares each; for new Outside Directors, 30,000 shares each.

    (2) Each Outside Director who continues to serve on the Board receives, on the first day of each fiscal year of the Company following the initial option grant, a nonstatutory stock option to purchase 10,000 shares.

  The Director Plan provides for restricted stock awards to be made in two ways:

    (1) Each Outside Director is automatically granted a restricted stock award of 5,000 shares upon the date on which such individual first becomes an Outside Director, whether through election by the stockholders of the Company or by appointment by the Board in order to fill a vacancy, with initial grants made to current Outside Directors on the date the stockholders approve the Director Plan.

    (2) Each Outside Director who continues to serve on the Board receives, on the first day of each fiscal year of the Company following the initial restricted stock award, a restricted stock award of 1,000 shares.

TERMS OF OPTIONS

  Each option granted under the Director Plan is evidenced by a written stock option agreement between the Company and the optionee. Options are subject to the terms and conditions listed below:

  Exercise of the Option. Options granted under the Director Plan become exercisable at the rate of 1/36th per month, with the effect that these options are not exercisable as to the full number of shares until the third anniversary of the date of their grant unless exercisability is accelerated (see "-- Liquidation or Acquisition" below). Options granted under the Director Plan have a term of five years unless terminated sooner due to termination of the optionee's status as a director or otherwise pursuant to the Director Plan. An option is exercised by giving written notice of exercise to the Company specifying the number of full shares of Common Stock to be purchased and by tendering payment of the purchase price.

  Form of Consideration. The consideration for shares issued upon exercise of an option or purchase of restricted stock shall consist of (i) cash, (ii) check, (iii) in the case of options only, other shares which (x) in the case of shares acquired upon exercise of an option, have been owned by the optionee for more than six months on the date of surrender and (y) have a fair market value on the date of surrender equal to the aggregate exercise price of the option being exercised or (iv) any combination of the foregoing forms of consideration.

  Exercise Price. The per share exercise price for shares to be issued pursuant to exercise of an option under the Director Plan is 100% of the fair market value per share of the Company's Common Stock on the date of grant of the option.

  Termination of Service as a Director. If an optionee ceases to serve as a director, the optionee may, but only within 12 months after ceasing to be a director of the Company, exercise the option to the extent the option is exercisable at the date of such termination. To the extent the option is not exercisable at the date of such termination, or if the optionee does not exercise such option within the time specified, the option terminates.

  Liquidation or Acquisition. In the event of a proposed liquidation or dissolution of the Company, options under the Director Plan shall become fully vested and exercisable. In the event of a sale of all or substantially all of the assets of the Company or the merger of the Company with or into another corporation, options shall also become fully vested and exercisable.

  Nontransferability of Options. Options granted pursuant to the Director Plan are not transferable and may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution. Options may be exercised, during the lifetime of the optionee, only by the optionee.

  Other Provisions. The option agreement may contain such other terms, provisions and conditions not inconsistent with the Director Plan as may be determined by the Board.

TERMS OF RESTRICTED STOCK AWARDS

  Each restricted stock award under the Director Plan is evidenced by a written restricted stock purchase agreement between the Company and the purchaser. Restricted stock awards are subject to the terms and conditions listed below:

  Purchase of Shares. Restricted stock awards entitle Outside Directors to purchase shares of the Company's Common Stock for $.001 per share, the par value of the Company's Common Stock. Such purchase must be made within ninety days of the award or it will expire. Restricted stock vests based upon the purchaser's continued service as a director as to 33% of the aggregate number of shares awarded on the first anniversary of the award date, as to an additional 33% of the aggregate number of shares awarded on the second anniversary of the award date and as to the remaining 34% of the aggregate number of shares awarded on the third anniversary of the award date. Upon a director's death or disability, the director's restricted stock vests in full.

  Termination of Service as a Director. If a purchaser ceases to serve as a director, unvested shares are forfeited by the purchaser without any consideration therefor.

  Liquidation or Acquisition. In the event of a proposed liquidation or dissolution of the Company, restricted stock awarded under the Director Plan vests in full. In the event of a proposed sale of all or substantially all of the assets of the Company or the merger of the Company with or into another corporation, restricted stock also vests in full.

  Other Provisions. The restricted stock purchase agreement may contain such other terms, provisions and conditions not inconsistent with the Director Plan as may be determined by the Board.

CAPITAL CHANGES

  In the event of any changes made in the Company's capitalization that result in an exchange of Common Stock for a greater or lesser number of shares without receipt of consideration, appropriate adjustment shall be made in the exercise price and in the number of shares subject to options outstanding under the Director Plan, as well as in the number of shares covered by future automatic option grants and restricted stock awards, and in the number of shares reserved for issuance under the Director Plan.

AMENDMENT AND TERMINATION OF THE PLAN

  The Board may at any time amend, alter, suspend or discontinue the Director Plan, provided, however, that (i) the formula for determining the amount, price and timing of awards under the plan may not be amended more than once every six months and (ii) no amendment, alteration, suspension or discontinuation shall be made that would impair the rights of any optionee or purchaser under any grant theretofore made, without such optionee's consent. In addition, to the extent necessary and desirable to comply with Rule 16b-3 (or any other applicable law or regulation), the Company shall obtain stockholder approval of any amendment to the Director Plan in such a manner and to such a degree as required. Unless terminated sooner, the Director Plan will terminate in 2005.

TAX INFORMATION

  Options. Options granted pursuant to the Director Plan are "nonstatutory stock options" and will not qualify for any special tax benefits to the optionee.

  An optionee will not recognize any taxable income at the time the option is granted. Upon exercise of the option, the optionee will generally recognize ordinary income for federal tax purposes measured by the excess, if any, of the fair market value of the shares over the exercise price. Because shares held by directors might be subject to restrictions on resale under Section 16(b) of the Exchange Act, the date of taxation may be deferred unless the optionee files an election with the Internal Revenue Service pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended (the "Code"), within 30 days after the date of exercise.

  Upon a resale of shares acquired pursuant to an option under the Director Plan, any difference between the sales price and the exercise price, to the extent not recognized as ordinary income as provided above, will be treated as capital gain or loss. The tax rate on net capital gain (net long-term capital gain minus net short-term capital loss) is capped at 28%. Capital losses are allowed in full against capital gains plus $3,000 of other income.

  The Company will be entitled to a tax deduction in the amount and at the time that the optionee recognizes ordinary income with respect to shares acquired upon exercise of an option under the Director Plan. The Company is not required to withhold any amount for federal tax purposes on any such income included by the optionee.

  Restricted Stock. Restricted stock purchased pursuant to the Director Plan will be taxed in a manner similar to nonstatutory stock options described above. In the absence of a valid election pursuant to Section 83(b) of the Code, the purchaser will generally recognize ordinary income for federal tax purposes as and to the extent the restricted stock vests measured by the excess, if any, of the fair market value of the shares at that time over the purchase price. By validly filing an election pursuant to Section 83(b) of the Code, a purchaser can accelerate to the date of purchase the recognition of income and the commencement of the purchaser's long-term capital gains holding period in connection with purchased shares. However, such an election will likely result in recognition of substantial ordinary income at that time for which a deduction will not be available in the event the shares are subsequently forfeited.

  Upon a resale of shares purchased pursuant to a restricted stock award under the Director Plan, any difference between the sales price and the purchase price, increased by any ordinary income recognized by the purchaser as provided above, will be treated as capital gain or loss. The tax rate on net capital gain (net long-term capital gain minus net short-term capital loss) is capped at 28%. Capital losses are allowed in full against capital gains plus $3,000 of other income. The Company will be entitled to a tax deduction in the amount and at the time that the purchaser recognizes ordinary income with respect to shares purchased in connection with a restricted stock award under the Director Plan. The Company is not required to withhold any amount for federal tax purposes on any such income included by the purchaser.

  THE FOREGOING SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON THE OPTIONEE OR RESTRICTED STOCK PURCHASER AND THE COMPANY WITH RESPECT TO THE OPTIONS AND RESTRICTED STOCK AWARDS UNDER THE DIRECTOR PLAN DOES NOT PURPORT TO BE COMPLETE, AND REFERENCE SHOULD BE MADE TO THE APPLICABLE PROVISIONS OF THE CODE. IN ADDITION, THIS SUMMARY DOES NOT DISCUSS THE CONSEQUENCES OF A PARTICIPANT'S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

PARTICIPATION IN THE DIRECTOR PLAN

  The grant of options and restricted stock awards under the Director Plan to Outside Directors is subject to the terms of the Director Plan and can only be determined at the time of election or appointment to the Board of Directors and on the first day of each fiscal year. Accordingly, future awards are not determinable. No executive officers or employees are eligible to participate in the Director Plan. However, the formula for determining the amount, price and timing of awards under the Director Plan is described above under "--Awards Under the Director Plan."

                                 PROPOSAL NO. 3
                 RATIFICATION AND APPROVAL OF AMENDMENT TO THE
                          EMPLOYEE STOCK PURCHASE PLAN

  In March 1988, the Board of Directors adopted and approved the Company's Employee Stock Purchase Plan (the "Purchase Plan"). The stockholders approved the Purchase Plan in April 1988. A total of 500,000 shares of Common Stock were initially reserved for issuance under the Purchase Plan. Through April 1994, the stockholders have approved amendments to the Purchase Plan increasing the number of shares reserved for issuance thereunder to 4,500,000 shares.

PROPOSED AMENDMENT

  On February 20, 1995, the Board of Directors approved, subject to stockholder approval, an amendment to the Purchase Plan to further increase the number of shares reserved for issuance thereunder by 2,300,000 shares to 6,800,000 shares. At the Annual Meeting, the stockholders are being requested to ratify and approve this amendment. The Board of Directors believes that it is in the Company's best interests to increase the number of shares reserved for issuance under the Purchase Plan so that the Company may continue to provide ongoing incentives to the Company's employees through an opportunity to purchase the Company's Common Stock at a discount through payroll deductions.

VOTE REQUIRED

  The affirmative vote of a majority of the Votes Cast will be required to ratify and approve the proposed amendment to the Purchase Plan.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE AMENDMENT OF THE PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE THEREUNDER.

GENERAL

  The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code.

  As of 1994 Fiscal Year End, an aggregate of 3,810,135 shares of the Company's Common Stock had been sold pursuant to the Purchase Plan. There are approximately 10,000 employees currently eligible to participate in the Purchase Plan, of whom approximately 2,700 are participating in the current offering period, which will end on April 28, 1995.

SUMMARY OF THE PURCHASE PLAN

  A description of the principal features of the Purchase Plan, as amended to date, is set forth below.

  Purpose. The purpose of the Purchase Plan is to provide employees of the Company who participate in the plan with an opportunity to purchase Common Stock of the Company at a discount through payroll deductions.

  Administration. The Purchase Plan may be administered by the Board of Directors or a committee appointed by the Board (the "Administrator"), and is currently being administered by the Compensation Committee of the Board of Directors. All questions of interpretation of the Purchase Plan are determined by the Administrator, whose decisions are final and binding upon all participants.

  Eligibility. Any person who is customarily employed by the Company (or any of its majority-owned subsidiaries) for at least 20 hours per week and more than five months in a calendar year is eligible to participate in the Purchase Plan, provided that the employee is employed on the first day of an offering period and subject to certain limitations imposed by
Section 423 of the Code. Eligible employees become participants in the Purchase Plan by delivering to the Company a subscription agreement authorizing payroll deductions prior to the applicable offering date, unless a later time for filing the subscription agreement has been set by the Administrator for all eligible employees with respect to a given offering.

  Offering Dates. The Purchase Plan is implemented by one offering during each six-month period of the plan. The first offering period commenced on April 12, 1988. The Administrator may alter the duration of the offering periods without stockholder approval.

  Purchase Price. The purchase price per share at which shares are sold under the Purchase Plan is equal to the lower of 85% of the fair market value of the Common Stock on the date of commencement of the six-month offering period or 85% of the fair market value of the Common Stock on the last day of the six-month offering period. The fair market value of the Common Stock on a given date is the closing price of the Common Stock on the NYSE as of such date.

  Payment of Purchase Price; Payroll Deductions. The purchase price of the shares is accumulated by payroll deductions during the offering period. The deductions may not exceed 15% of a participant's eligible compensation, which is defined in the plan to include regular straight time gross earnings and commissions, exclusive of any payments for overtime, bonuses, or incentive compensation. A participant may discontinue his or her participation in the plan or may decrease, but not increase, the rate of payroll deductions at any time during the offering period. Payroll deductions commence on the first payday following the offering date, and continue at the same rate until the end of the offering period unless decreased by the participant.

  Purchase of Stock; Exercise of Option. The maximum number of shares placed under option to a participant in an offering is that number determined by dividing the amount of the participant's total payroll deductions to be accumulated during the offering period by the lower of 85% of the fair market value of a share of the Company's Common Stock on the offering date or the exercise date. Unless a participant withdraws from the plan, such participant's option for the purchase of shares will be exercised automatically at the end of the offering period for up to the maximum number of shares at the lower of the fair market value of the Common Stock at the beginning or the end of the offering period.

  Notwithstanding the foregoing, no employee will be permitted to subscribe for shares under the Purchase Plan if, immediately after the grant of the option, the employee would own 5% or more of the voting power or value of all classes of stock of the Company or of a parent or of any of its subsidiaries (including stock that may be purchased under the Purchase Plan or pursuant to any other options), nor shall any employee be granted an option which that permit the employee to buy pursuant to the plan more than $25,000 worth of stock (determined based on the fair market value of the shares at the time the option is granted) in any calendar year.

  Withdrawal. A participant's interest in a given offering may be terminated in whole, but not in part, by signing and delivering to the Company a notice of withdrawal from the Purchase Plan. Such withdrawal may be elected at any time prior to the end of the applicable six-month offering period. Any withdrawal by the participant of accumulated payroll deductions for a given offering automatically terminates the participant's interest in that offering. The failure to remain in the continuous employ of the Company or its majority-owned subsidiaries for at least 20 hours per week during an offering period will be deemed to be a withdrawal from that offering.

  Capital Changes. In the event any change is made in the Company's capitalization, such as a stock split or stock dividend, which results in an increase or decrease in the number of outstanding shares of Common Stock without receipt of consideration by the Company, appropriate adjustments will be made by the Administrator to the shares subject to purchase under the Purchase Plan and in the purchase price per share.

  Nonassignability. No rights or accumulated payroll deductions of a participant under the Purchase Plan may be pledged, assigned or transferred for any reason and any such attempt may be treated by the Company as an election to withdraw from the Purchase Plan.

  Amendment and Termination of the Plan. The Board of Directors may at any time amend or terminate the Purchase Plan, except that no such amendment or termination shall affect options previously granted if it would adversely affect the rights of any participant. No amendment may be made to the Purchase Plan without prior approval of the stockholders of the Company if such amendment would increase the number of shares reserved under the plan, permit payroll deductions in excess of 15% of the participant's compensation, materially modify the eligibility requirements or materially increase the benefits which may accrue under the plan.

TAX INFORMATION

  The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant at the time of grant of the option or purchase of the shares. Upon disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon the participant's holding period. If the shares have been held by the participant for more than two years after the date of option grant, the lesser of (a) the excess of the fair market value of the shares at the time of such disposition over the purchase price or (b) an amount computed as 15% of the fair market value of the shares as of the grant date will be treated as ordinary income, and any further gain or loss will be treated as long-term capital gain or loss. If the shares are disposed of before the expiration of this holding period, the excess of the fair market value of the shares on the purchase date over the purchase price will be treated as ordinary income, and any further gain or loss on such disposition will be long-term or short-term capital gain or loss, depending on the holding period. Different rules may apply with respect to optionees subject to Section 16 of the Exchange Act. The Company is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income reported by participants upon disposition of shares within two years from date of grant.

  THE FOREGOING BRIEF SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON THE PARTICIPANT AND THE COMPANY WITH RESPECT TO SHARES PURCHASED UNDER THE PURCHASE PLAN DOES NOT PURPORT TO BE COMPLETE, AND REFERENCE SHOULD BE MADE TO THE APPLICABLE PROVISIONS OF THE CODE. IN ADDITION, THIS SUMMARY DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT'S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

PARTICIPATION IN THE PURCHASE PLAN

  Participation in the Purchase Plan is voluntary and is dependent on each eligible employee's election to participate and his or her determination as to the level of payroll deductions. Accordingly, future purchases under the Purchase Plan are not determinable. No purchases have been made under the Purchase Plan since the amendment being submitted for stockholder approval at the Annual Meeting. Outside Directors are not eligible to participate in the Purchase Plan.

  The following table sets forth certain information regarding shares purchased during the Last Fiscal Year by each of the Named Executive Officers (as defined below) who participated in the Purchase Plan, all current executive officers as a group and all other employees who participated in the Purchase Plan as a group:

                                                             NUMBER OF
                                                              SHARES     DOLLAR
      NAME OF INDIVIDUAL OR IDENTITY OF GROUP AND POSITION   PURCHASED  VALUE(1)
      ----------------------------------------------------   --------- ---------
      Finis F. Conner.....................................       1,600 $   2,850
        Chairman of the Board and Chief Executive Officer
      David T. Mitchell...................................       1,600     2,850
        President and Chief Operating Officer
      P. Jackson Bell.....................................       4,771    31,538
        Executive Vice President, Chief Financial Officer
         and Assistant Secretary
      Donald J. Massaro...................................          --        --
        Executive Vice President, Sales and Marketing and
         President--Tape Division
      Dr. Michael L. Workman..............................       4,367    24,891
        Senior Vice President--Engineering and Chief Tech-
         nical Officer
      C. Scott Holt (2)...................................       2,703    20,982
        Former Executive Vice President, Sales and Market-
         ing
      All current executive officers as a group...........      12,338    62,129

      All other employees as a group......................   1,196,981 6,034,714

- --------
(1) Market value of shares on date of purchase, minus the purchase price under the Purchase Plan.
(2) Mr. Holt ceased to be an executive officer of the Company in August 1994 but continued to serve as an employee through December 1994.

                                 PROPOSAL NO. 4
             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

  The Board of Directors has selected Price Waterhouse LLP, independent accountants, to audit the financial statements of the Company for the year ending December 31, 1995 and recommends that the stockholders ratify such selection. In the event of a negative vote, the Board of Directors will reconsider its selection. Price Waterhouse LLP has audited the Company's financial statements since the Company's inception in June 1985. Representatives of Price Waterhouse LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF PRICE WATERHOUSE LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1995.

                               OTHER INFORMATION

EXECUTIVE OFFICERS

  In addition to Messrs. Conner and Mitchell, the following persons were executive officers of the Company as of March 7, 1995:

     NAME                     AGE                    POSITION
     ----                     ---                    --------
     P. Jackson Bell.........  53 Executive Vice President, Chief Financial
                                  Officer and Assistant Secretary
     Donald J. Massaro.......  51 Executive Vice President--Sales and Marketing
                                  and President--Tape Division
     Kenneth F. Potashner....  37 Executive Vice President and General Manager,
                                  Disk Drive Operations
     Dr. Michael L. Workman..  38 Senior Vice President--Engineering and Chief
                                  Technical Officer

  Mr. Bell joined the Company in September 1993 as an Executive Vice President and the Chief Financial Officer and was appointed an Assistant Secretary of the Company in December 1993. Prior to joining the Company, Mr. Bell was employed from April 1991 to September 1993 by American Airlines, Inc., a commercial passenger airline, as Senior Vice President--Planning and by AMR, Inc., a subsidiary of American Airlines, Inc., as Senior Vice President--Strategic Planning. From February 1989 to March 1991, Mr. Bell was employed by Burlington Northern, Inc., a diversified railroad transportation service, logging and oil and gas company, as Executive Vice President and Chief Financial Officer and by BNRR, a subsidiary of Burlington Northern, Inc., as Executive Vice President and Chief Financial Officer.

  Mr. Massaro joined the Company as Executive Vice President--Sales and Marketing in July 1994. In January 1995, Mr. Massaro also assumed the position of President of the Company's Tape Division. Prior to joining the Company, Mr. Massaro co-founded and served as Chief Executive Officer and President of Metaphor Computer Systems, Inc., a computer system manufacturer, from 1981 to 1991.

  Mr. Potashner joined the Company in November 1994 as Executive Vice President and General Manager, Disk Drive Operations. Prior to joining the Company, Mr. Potashner was employed from March 1992 to November 1994 by Quantum Corporation, a disk drive manufacturer, as Vice President, Worldwide Product Engineering and held a number of management positions over an 11 year period at Digital Equipment Corporation, a computer manufacturer, most recently as Group Technology Manager from April 1990 to March 1992.

  Dr. Workman joined the Company in December 1992 as Senior Vice President-- Engineering. In February 1994, Dr. Workman was appointed to serve as the Company's Chief Technical Officer. Prior to joining the Company, Dr. Workman was employed from July 1978 to December 1992 by International Business Machines Corporation, a computer manufacturer, most recently as the Director of the Storage Development Laboratory in San Jose, California.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Exchange Act requires the Company's officers (as defined in the rules under Section 16) and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file certain reports regarding ownership of, and transactions in, the Company's securities with the Securities and Exchange Commission (the "SEC") and with the NYSE. Such officers, directors and ten percent stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms that they file.

  Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that during the Company's Last Fiscal Year all Section 16(a) filing requirements applicable to its executive officers, directors and ten percent stockholders were complied with.

SHARE OWNERSHIP BY PRINCIPAL STOCKHOLDERS AND MANAGEMENT

  The following table sets forth the beneficial ownership of Common Stock of the Company as of the Record Date by: (a) each director; (b) each of the Named Executive Officers (as defined below); (c) all current directors and executive officers as a group; and (d) each person known to the Company who beneficially owns more than 5% or more of the outstanding shares of its Common Stock. The number and percentage of shares beneficially owned is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares that the individual has the right to acquire within 60 days of the Record Date through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

  A total of 52,495,602 shares of the Company's Common Stock were issued and outstanding as of the Record Date.

                                                        SHARES    APPROXIMATE
                      NAME OF PERSON                 BENEFICIALLY PERCENTAGE
                   OR IDENTITY OF GROUP                 OWNED        OWNED
                   --------------------              ------------ -----------
      J.P. Morgan & Co. Incorporated(1) ............  3,409,855       6.3%
        60 Wall Street
        New York, NY 10260
      Franklin Resources, Inc.(2) ..................  3,127,142       5.9%
        777 Mariners Island Boulevard
        San Mareo, CA 94404
      Finis F. Conner(3)............................  1,659,750       3.1%
      David T. Mitchell(4)..........................    357,850         *
      P. Jackson Bell(5)............................     60,961         *
      Dr. Michael L. Workman(6).....................     50,207         *
      Mark S. Rossi(7)..............................     48,419         *
      William S. Anderson(8)........................     29,998         *
      Linda Wertheimer Hart(9)......................     26,886         *
      L. Paul Bremer III(10)........................     25,220         *
      Donald J. Massaro.............................     25,000         *
      C. Scott Holt(11).............................     16,560         *
      W. Howard Lester(12)..........................      5,666         *
      R. Elton White(13)............................      5,666         *
      All current directors and executive officers
       as a group
       (12 persons)(14).............................  2,320,623       4.4%

- --------
  * Less than 1%.
 (1) Based on Amendment No. 4 to Schedule 13G dated December 30, 1994 filed by J.P. Morgan & Co. Incorporated ("J.P. Morgan") with the SEC. J.P. Morgan, a parent holding company, has sole voting power with respect to 1,494,948 shares and sole dispositive power with respect to all shares. Includes the right to acquire 1,726,055 shares.
 (2) Based on the filing of Amendment No. 1 to Schedule 13G dated February 6, 1995 by Franklin Resources, Inc. ("Franklin") with the SEC. Franklin, which acts as a registered investment adviser, an investment company and a parent holding company, has sole voting power with respect to 3,124,142 shares, shared voting power with respect to 3,000 shares and shared dispositive power with respect to all shares. Includes 774,142 shares issuable upon conversion of $22,200,000 in principal amount of convertible debentures of the Company.

 (3) Includes 312,500 shares issuable upon exercise of options held by Mr. Conner, which options are exercisable within 60 days of the Record Date and 1,247,250 shares held of record by a family trust.

 (4) Includes 206,250 shares issuable upon exercise of options held by Mr. Mitchell, which options are exercisable within 60 days of the Record Date.

 (5) Includes 31,250 shares issuable upon exercise of options held by Mr. Bell, which options are exercisable within 60 days of the Record Date.

 (6) Includes 40,207 shares issuable upon exercise of options held by Dr. Workman, which options are exercisable within 60 days of the Record Date.

 (7) Includes 19,998 shares issuable upon exercise of options held by Mr. Rossi, which options are exercisable within 60 days of the Record Date. Also includes 25,264 shares held by Prudential Equity Investors, Inc., of which Mr. Rossi is President. Mr. Rossi disclaims beneficial ownership of such shares.

 (8) Includes 19,998 shares issuable upon exercise of options held by Mr. Anderson, which options are exercisable within 60 days of the Record Date. Mr. Anderson is not standing for re-election to the Board of Directors.

 (9) Represents 26,886 shares issuable upon exercise of options held by Ms. Hart, which options are exercisable within 60 days of the Record Date.

(10) Represents 25,220 shares issuable upon exercise of options held by Mr. Bremer, which options are exercisable within 60 days of Record Date.

(11) Mr. Holt ceased to be an executive officer of the Company in August 1994 but continued to serve as an employee through December 1994.

(12) Represents 5,666 shares issuable upon exercise of options held by Mr. Lester, which options are exercisable within 60 days of the Record Date.

(13) Represents 5,666 shares issuable upon exercise of options held by Mr. White, which options are exercisable within 60 days of the Record Date.

(14) Includes 693,641 shares issuable upon exercise of options held by all current executive officers and directors as a group, which options are exercisable within 60 days of the Record Date.

                        EXECUTIVE OFFICER COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table discloses, for the last three fiscal years, compensation earned by the Company's Chief Executive Officer, each of the four other most highly compensated executive officers (based on salary plus bonus for the Last Fiscal Year) and one former officer who would have otherwise been included in the table as one of the four other most highly compensated executive officers were such person an executive officer of the Company as of the end of the Last Fiscal Year (collectively, the "Named Executive Officers").

                                                                      LONG-TERM COMPENSATION
                                                                   -------------------------------
                                        ANNUAL COMPENSATION               AWARDS           PAYOUTS
                                  -------------------------------- ---------------------   -------
                                                         OTHER     RESTRICTED SECURITIES
                                                         ANNUAL      STOCK    UNDERLYING    LTIP    ALL OTHER
          NAME AND                 SALARY    BONUS    COMPENSATION  AWARD(S)   OPTIONS     PAYOUTS COMPENSATION
     PRINCIPAL POSITION      YEAR   ($)      ($)(1)      ($)(2)      ($)(3)      (#)         ($)      ($)(5)
- ---------------------------- ---- -------- ---------- ------------ ---------- ----------   ------- ------------
Finis F. Conner............. 1994 $791,932 $  280,003   $     --   $       --  400,000        --      $7,565
 Chairman of the Board and   1993  615,632          0         --           --       --        --       4,826
 Chief Executive Officer     1992  548,654  1,247,109         --    1,687,500  300,000        --       3,596

David T. Mitchell........... 1994  562,843    180,001    199,949           --  200,000        --       5,307
 President and Chief         1993  443,517          0    157,789           --  250,000(4)     --       4,513
 Operating Officer           1992   87,690    292,486         --    2,793,600  350,000(4)     --       1,080

P. Jackson Bell(6).......... 1994  438,901    126,000    209,536           --       --        --       4,069
 Executive Vice President    1993   99,523     50,000    130,645      268,725  125,000        --       1,250
 and Chief Financial Officer

Dr. Michael L. Workman(7)... 1994  301,442     78,000         --           --       --        --         899
 Senior Vice President--
 Engineering and Chief
 Technical Officer

Donald J. Massaro(8)........ 1994  176,347     50,000         --      331,225  125,000        --       1,562
 Executive Vice President,
 Sales and Marketing and
 President--Tape Division

FORMER EXECUTIVE OFFICER
C. Scott Holt(9)............ 1994  223,173     93,542         --           --       --        --       2,101
 Former Executive Vice       1993  274,285     83,438         --           --   20,000        --       3,060
 President, Sales and        1992  274,352    375,778         --      168,750   50,000        --       2,832
 Marketing

- --------
(1) Includes (i) bonuses paid with respect to services rendered in the fiscal year indicated, whether or not such bonus was actually paid during such fiscal year, (ii) payments under the Company's cash profit sharing plans/Executive Incentive Plan, (iii) a $50,000 signing bonus for each of Mr. Bell in 1993 and Mr. Massaro in 1994, and (iv) sales commissions for Mr. Holt of $57,292 in 1994, $83,438 in 1993 and $101,025 in 1992.

(2) Includes payment by the Company of relocation expenses in 1994 to (i) Mr. Bell in the amount of $209,536 and (ii) Mr. Mitchell in the amount of $159,484.

(3) The total number of restricted shares and the aggregate market value at 1994 Fiscal Year End are as follows: Mr. Conner (100,000 shares, $950,000); Mr. Mitchell (150,000 shares, $1,425,000); Mr. Bell (25,000 shares, $237,500); Dr. Workman (10,000 shares, $95,000); and, Mr. Massaro (25,000 shares, $237,500). Aggregate market value is based on the closing price of $9.50 per share as reported on the NYSE on December 30, 1994 (the last day shares of the Company's Common Stock were traded during the Last Fiscal Year).

    Persons holding restricted stock are entitled to receive any cash dividends (if any) paid to stockholders generally; however, stock issued in stock splits or dividends is subject to the same restrictions as the restricted stock with respect to which it is issued.

(4) The option to purchase 350,000 shares granted in October 1992 at an exercise price of $18.625 per share was cancelled in exchange for an option to purchase 250,000 shares at an exercise price of $9.25 per share, the fair market value of the Company's Common Stock on the date of the exchange, July 19, 1993.

(5) Includes: (a) Payment by the Company in the Last Fiscal Year of premiums for term life insurance on behalf of each of Mr. Conner, $7,565; Mr. Mitchell, $5,307; Mr. Bell, $3,819; Dr. Workman, $649; Mr. Massaro; $1,562, and Mr. Holt $1,781; and (b) Payment by the Company in the Last Fiscal Year of the Company's 401(k) matching contributions for Mr. Bell, $250; Dr. Workman, $250; and Mr. Holt, $320.

(6) Mr. Bell joined the Company in September 1993.

(7) Dr. Workman became an executive officer of the Company in February 1994.

(8) Mr. Massaro joined the Company in July 1994.

(9) Mr. Holt ceased to be an executive officer of the Company in August 1994 but continued to serve as an employee through December 1994.

OPTION GRANTS IN LAST FISCAL YEAR

  The following table provides information with respect to options granted in the Last Fiscal Year to the Named Executive Officers.

                                                                                     POTENTIAL REALIZABLE
                                                                                       VALUE AT ASSUMED
                                                                                    ANNUAL RATES OF STOCK
                                                                                            PRICE
                                                                                       APPRECIATION FOR
                                                                                            OPTION
                                             INDIVIDUAL GRANTS                             TERM(3)
                         ---------------------------------------------------------- ----------------------
                               NUMBER        PERCENT OF TOTAL
                           OF SECURITIES     OPTIONS GRANTED    EXERCISE
                         UNDERLYING OPTIONS   TO EMPLOYEES IN     PRICE  EXPIRATION
   NAME                      GRANTED (#)(1) LAST FISCAL YEAR(2)  ($/SH)     DATE      5%($)      10%($)
   ----                  ------------------ ------------------  -------- ---------- ---------- -----------
Finis F. Conner.........      400,000              14.6%         $15.75   2/11/04   $3,962,036 $10,040,578
David T. Mitchell.......      200,000               7.3%          15.75   2/11/04    1,981,018   5,020,289
P. Jackson Bell.........          --                --              --        --           --          --
Dr. Michael L. Workman..          --                --              --        --           --          --
Donald J. Massaro.......      125,000               4.6%          13.25   7/18/04    1,041,607   2,639,636
C. Scott Holt(4)........          --                --              --        --           --          --

- --------
(1) All options in this table were granted under the Company's 1986 Incentive Stock Plan, as amended (the "1986 Plan"), and have exercise prices equal to the fair market value of the Company's Common Stock on the respective dates of grant. The options become exercisable over a period of four years and expire ten years from the date of grant. The 1986 Plan is currently administered by the Compensation Committee of the Board of Directors, which has broad discretion and authority to amend outstanding options and to reprice options, whether through an exchange of options or an amendment thereto.

(2) The Company granted options to purchase an aggregate of 2,741,277 shares to employees in the Last Fiscal Year.

(3) Potential realizable value assumes that the stock price increases from the date of grant until the end of the option term (10 years) at the annual rate specified (5% and 10%). If the price of the Company's Common Stock were to increase at such rates from the price at December 31, 1994 ($9.50 per share) over the next 10 years, the resulting stock price at 5% and 10% appreciation would be $15.47 and $24.64, respectively. The assumed annual rates of appreciation are specified in SEC rules and do not represent the Company's estimate or projection of future stock price. The Company does not necessarily agree that this method can properly determine the value of an option.

(4) Mr. Holt ceased to be an executive officer of the Company in August 1994 but continued to serve as an employee through December 1994.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
VALUES

  The following table provides information with respect to option exercises in the Last Fiscal Year by the Named Executive Officers and the value of such officers' unexercised options at 1994 Fiscal Year End.

                                                    NUMBER OF SECURITIES
                                                   UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                                                         OPTIONS AT          IN-THE-MONEY OPTIONS AT
                                                     FISCAL YEAR-END (#)     FISCAL YEAR END ($)(2)
                                                  ------------------------- -------------------------
                                          VALUE
                         SHARES ACQUIRED REALIZED
          NAME           ON EXERCISE (#)  ($)(1)  EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           --------------- -------- ----------- ------------- ----------- -------------
Finis F. Conner.........        --          --      481,250      518,750      $    --      $    --
David T. Mitchell.......        --          --      135,416      314,584       33,854       28,646
P. Jackson Bell.........        --          --       31,250       93,750           --           --
Dr. Michael L. Workman..        --          --       35,000       55,000        2,500        7,500
Donald J. Massaro.......        --          --           --      125,000           --           --
C. Scott Holt (3).......        --          --      177,916           --        1,250           --

- --------
(1) Market value of underlying securities based on the closing price of the Company's Common Stock on the NYSE on the date of exercise, minus the exercise price.

(2) Market value of securities underlying unexercised in-the-money options based on the closing price of Company's Common Stock on December 30, 1994 (the last trading day of the Last Fiscal Year) on the NYSE of $9.50, minus the exercise price.

(3) Mr. Holt ceased to be an executive officer of the Company in August 1994 but continued to serve as an employee through December 1994.

EMPLOYMENT TERMS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

  The Company has entered into agreements with executive officers Finis F. Conner, David T. Mitchell and P. Jackson Bell that provide upon a "Change of Control" (as defined below) for lump sum payments to each such executive officer equal to two (three, in the case of Mr. Conner) times the current annual salary and target bonus amount for such executive officer and continuation of benefits for a period of two (three, in the case of Mr. Conner) years. To the extent that such payments trigger golden parachute tax treatment pursuant to Section 280G of the Code, the payments will be increased so that, after taxes, the net economic effect to such executive officer will be the same as if the additional taxes imposed by Section 280G did not apply to such executive officer. All unvested stock options and restricted stock held by such executive officers would become immediately vested (unless such vesting would prohibit a pooling-of-interest merger transaction) and the exercise period of any options would be extended for three months.

  The Company has also entered into agreements with executive officers Dr. Michael L. Workman, Donald J. Massaro and Kenneth F. Potashner that provide in the event such executive officer's employment with the Company terminates as a result of "constructive termination" (as defined below) or termination without cause within 24 months of a "Change of Control," such executive officer shall receive a lump sum payment equal to such executive officer's annual base salary and continuation of benefits for a period of one year. Fifty percent of all unvested stock options and restricted stock held by such executive officers would become immediately vested (unless such vesting would prohibit a pooling-of-interest merger transaction) and the exercise period of any options would be extended for three months.

  A "Change of Control" is defined to have occurred when any of the following events occurs: (i) any person or "group" acquires fifty percent or more of the total voting power represented by outstanding securities of the Company, or
(ii) the stockholders approve a complete liquidation or sale of all or substantially all of the assets of the Company, or (iii) the stockholders approve a merger or consolidation of the Company involving a fifty percent or more change in ownership of the total voting power represented by the Company's outstanding securities or (iv) a majority of the Board of Directors is replaced over a two-year period by insurgents. A "constructive termination" is deemed to have occurred if the employee's duties, compensation or benefits are significantly reduced, if the employee is forced to relocate or if a successor entity fails to assume the Company's obligations under the agreement.

  The Company has also entered into Termination Agreements with each of Messrs. Mitchell and Bell. In the event Mr. Bell's employment is terminated for any reason other than cause, he shall receive a lump sum payment equal to his then current annual salary and continue to receive benefits for a one-year period. In the event Mr. Mitchell's employment is terminated for any reason other than cause, he shall receive payments for a maximum of twelve months equal to his then current annual salary.

  There are no other employment contracts or severance agreements between the Company and any of the Named Executive Officers.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During the Last Fiscal Year, the Compensation Committee consisted of directors William S. Anderson, L. Paul Bremer III, Linda Wertheimer Hart and Mark S. Rossi. In October 1994, Mr. W. Howard Lester became a member of the Compensation Committee of the Board of Directors.

  The Company and Kissinger Associates, Inc., a strategic consulting firm ("KAI"), entered into a consulting agreement dated November 29, 1992 (the "Consulting Agreement"), pursuant to which KAI agreed to provide consultation with respect to international developments that may affect the Company's business. In consideration for such services, the Company agreed to pay KAI the sum of $175,000 per annum. The Consulting Agreement has been extended through November 29, 1996. L. Paul Bremer III, a director of the Company, is the Managing Director of KAI.

                              CERTAIN TRANSACTIONS

  See also "Executive Officer Compensation--Compensation Committee Interlocks and Insider Participation" above.

         BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The following report is presented by the Company's Compensation Committee of the Board of Directors (the "Committee") with respect to the compensation of the Company's executive management. The Committee reviews and makes recommendations to the Board of Directors concerning the Company's executive compensation policies.

  Actual compensation earned during the fiscal year ended December 31, 1994 for the Named Executive Officers is shown in the Summary Compensation Table contained in this proxy statement.

INTRODUCTION

  The Company's executive compensation policies are designed to:

    (i) provide a strong and direct link between the Company's performance and executive pay;

   (ii) provide competitive levels of compensation; and

  (iii) assist the Company in attracting and retaining the most qualified executives in the industry.

  Target levels of the executive management's overall compensation are intended to be competitive with other executives in the Company's industry. The Committee generally determines base salary levels as a primary element of compensation for executive management of the Company at or about the middle of the fiscal year based upon competitive data and corporate and individual performance.

COMPENSATION PHILOSOPHY

  The goals of the Company's compensation program are to align management compensation with business objectives and stockholder interests through incentive and motivational criteria, performance measures and objectives, and use of stock-based incentives. In order to achieve that, the Company has historically positioned its executive base salary levels in the middle of the range of survey data. The survey data includes both the Company's direct competitors and companies with whom the Company competes for executive talent. These companies include, but are not limited to, Seagate Technology, Inc., Quantum Corporation, Western Digital Corporation, Micropolis Corporation, Maxtor Corporation and Exabyte, Inc., which companies are included in the Performance Graph contained herein. The Company believes that, in fiscal 1994, the Company's total cash compensation of its executive personnel was at the median of the range of cash compensation levels of the companies identified in the survey.

  Other key elements of the Company's compensation philosophy include establishing compensation programs that provide competitive pay systems to help the Company attract, retain and motivate its executive management and encourage and facilitate long-term executive stock ownership. Pay is sufficiently variable that above-average performance results in above-average total compensation, and below-average performance for the Company or the individual results in below-average total compensation. The focus is on achievement of a pre-set business plan for operating income, net sales and individual performance.

SECTION 162(M) POLICY

  The Committee has considered the potential future effects on the Company of
Section 162(m) of the Code (which limits the deductibility by corporations of certain executive compensation to $1 million per covered executive) and has adopted a policy that, where reasonably practicable, the Company will seek to qualify the variable compensation paid to its executive officers for an exemption from the deductibility limitations of Section 162(m). The Executive Incentive Plan qualifies as a "performance-based" plan and has been approved by the stockholders; therefore, the deductibility of compensation paid under such plan will not be limited by Section 162(m). The Company believes that the 1986 Plan (as defined below) and the 1992 Plan (as defined below), in which executive officers are eligible to participate, comply with Rule 16b-3 promulgated under the Exchange Act and, therefore, that the stock options granted and stock purchase rights awarded under such plans qualify for a temporary exemption from Section 162(m) based on the transition provisions until the earlier to occur of 1997 or a material modification of the relevant plan.

1994 EXECUTIVE COMPENSATION PROGRAM

  In 1994, the Company's executive compensation program integrated the following components: base salary; bonuses paid under the Company's Executive Incentive Plan; and stock option grants and restricted stock awards.

  Base Salary. The Committee establishes annual base salary levels for executives based on competitive data, level of experience, position and responsibility, the prior year's corporate performance and individual recommendations of executive management.

  In January 1994, the Committee, which had reduced annual base salary levels in mid-1993 to December 1992 levels, reinstated the annual base salary levels approved by the Committee in early 1993. The reinstatement was effective as of October 2, 1993, the first day of the Company's fourth quarter in the 1993 fiscal year. This decision was based on the Company's return to profitability in the fourth quarter of 1993.

  In July 1994, the Committee, based on the Company's continued profitability during the first two quarters of 1994, approved increases in annual base salary levels for executive officers of the Company.

  Executive Incentive Plan. In February 1994 and April 1994, the Committee and the Company's stockholders, respectively, approved a performance-based executive compensation plan (the "Executive

Incentive Plan") for implementation beginning in the Last Fiscal Year. The Executive Incentive Plan provides for cash bonuses to be paid to executive officers on a semi-annual basis contingent upon attainment by the Company of certain performance targets set by the Committee at the beginning of each fiscal year. The purposes of the Plan are to: (i) enhance the alignment between employees, Company success, and stockholder interests; (ii) provide an objective structure and process for setting goals, evaluating performance, and making pay decisions; (iii) provide a leveraged financial incentive to meet corporate goals, business unit goals, and individual goals; and (iv) attract and retain key employees.

  Under the Executive Incentive Plan, semi-annual and annual performance targets were established at the beginning of 1994. Such performance targets focus primarily on the Company's revenues and operating income. Based upon the performance of the Company during 1994, bonuses were paid to executives upon achievement of the semi-annual performance targets only.

  Stock Option Grants and Restricted Stock Awards. The Committee provides for long-term incentives for executives and other key employees through grants of stock options and restricted stock under the Company's stock plans. The purpose of both the stock option grants and restricted stock awards is to motivate executives to make the types of long-term changes in the financial performance of the business that will maximize long-term total return to stockholders.

  The Committee is responsible for determining, subject to the terms of the stock plans, the individuals to whom grants and/or awards should be made, the timing of grants and/or awards, the exercise or purchase price per share and the number of shares subject to each option or restricted stock award. Stock options are granted under the Company's 1986 Incentive Stock Plan, as amended (the "1986 Plan"), and are primarily used to motivate executives to maximize stockholder value. The option program also utilizes vesting periods to encourage key employees to continue in the employ of the Company. The 1986 Plan permits the grant of options at below fair market value.

  Under the 1986 Plan, the Committee, based upon consideration of recommendations submitted by executive management, granted stock options to certain new hires and some key executives of the Company, including the Chief Executive Officer and two Named Executive Officers, during the Last Fiscal Year. Recommendations for grants under the 1986 Plan are made based upon a review of grants made by the Company's competitors to executives at corresponding levels and an analysis of grants made by other companies in the computer industry to executives holding similar positions. Such recommendations are also based on the terms and conditions of, and the value of, stock options previously granted to executive management.

  Restricted stock is awarded under the Company's 1992 Restricted Stock Plan (the "1992 Plan"). With restricted stock, the value of the award to executives also increases with increasing stock price. However, a substantial purpose of restricted stock is to provide incentives for experienced executives to remain with the Company for the long term. The Committee has the authority under the 1992 Plan to determine the vesting schedule. To date, all restricted stock awards have been subject to the following vesting schedule: No shares vest for three years after the date of grant, at which time only 15% of the shares granted become vested. To become fully vested, the executive must remain with the Company for seven years after the date of grant. The Company believes that low turnover in experienced management is critical to the Company's long-term success and profitability. The time-phased restrictions encourage such executive retention.

  In the Last Fiscal Year, the Committee, based upon consideration of recommendations from executive management, awarded restricted stock to certain key executives and one Named Executive Officer who joined the Company in 1994.

  In addition to the 1986 Plan and the 1992 Plan, executives are eligible to participate in the Company's Employee Stock Purchase Plan which permits the purchase of stock at a discount through payroll deductions.

  Employment and Severance Agreements. In order to provide for better stability in executive management in the event of a change-in-control transaction, the Company has entered into change-in-control and severance agreements with its executive officers. For a more detailed description of such agreements, see "Executive Officer Compensation--Employment Terms, Terminations of Employment and Change-in-Control Arrangements."

  Other Executive Compensation Programs. In addition to the primary components of executive compensation described above, executive management and other key employees receive benefits under the Company's Medical Reimbursement Plan and the Executive Medical Reimbursement Plan. They also receive, along with and on the same terms as other employees, matching contributions by the Company under the Company's Pre-Tax Savings Plan (a 401(k) plan).

COMPANY PERFORMANCE AND CEO COMPARISON

  The criteria used to determine the compensation of the Company's Chief Executive Officer in 1994 was the same as that which was used for executive management generally. Through July 1994, Mr. Conner's base salary remained unchanged from its 1993 fiscal year end level. In July 1994, based in part on the Company's performance and Mr. Conner's individual performance and contribution to the Company's results during the first and second quarters of 1994, Mr. Conner received an increase in base salary and a bonus under the Company's Executive Incentive Plan in connection with the attainment of the semi-annual performance targets under such plan. After such increase, Mr. Conner's base salary level is above the mid-point of the range of base salary levels for Chief Executive Officers of high technology companies included in the survey group.

  The increase in Mr. Conner's salary and bonus was based on both quantitative factors, including the Company's recovery and profitability in the first half of 1994, and qualitative non-financial factors. These qualitative factors included the improvement in the Company's competitive position through the timely introduction and release of new storage products with design and capacity characteristics that are more competitive with the products offered by the Company's major competitors. Other qualitative factors included recruitment and hiring of qualified senior management. No annual bonus was paid under the Executive Incentive Plan as 1994 annual corporate performance targets were not met.

  Based on the foregoing considerations, in February 1994, the Committee granted to Mr. Conner a stock option to purchase a total of 400,000 shares of the Company's Common Stock at an exercise price of $15.75 per share under the 1986 Plan. No restricted stock awards were made to Mr. Conner under the 1992 Plan during the Last Fiscal Year.

                                 Respectfully submitted by:

                                 William S. Anderson        L. Paul Bremer III
                                 Linda Wertheimer Hart      Mark S. Rossi
                                 W. Howard Lester

                               PERFORMANCE GRAPH

  The following graph shows a comparison of five-year cumulative total stockholder return, calculated on a dividend reinvested basis, from December 31, 1989 (the last day of the Company's 1989 fiscal year) through the end of the Company's Last Fiscal Year for Conner, the Standard & Poor's 500 Index (the "S&P 500") and a peer group constructed by the Company (the "Peer Group"). The graph assumes that $100 was invested in each of these three on December 31, 1989. The Peer Group is composed of Exabyte Corporation, Maxtor Corporation, Micropolis Corporation, Quantum Corporation, Rexon, Inc., Seagate Technology, Inc., Western Digital Corporation and Archive Corporation (from December 31, 1989 through December 29, 1992, when Archive Corporation was acquired by the Company). Returns for the Peer Group are weighted based on market capitalization at the beginning of each period presented. Note that historic stock price performance is not necessarily indicative of future stock price performance.


               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
            AMONG CONNER, S&P 500 INDEX AND PEER GROUP

                        PERFORMANCE GRAPH APPEARS HERE

Measurement Period                          S&P
(Fiscal Year Covered)        CONNER         500 INDEX    Peer Group
- -------------------          ----------     ---------    ----------
Measurement Pt-  1989          $100           $100         $100
FYE   1990                     $180           $ 97         $120
FYE   1991                     $120           $126         $136
FYE   1992                     $158           $136         $248
FYE   1993                     $111           $150         $258
FYE   1994                     $ 72           $152         $320

                                 OTHER MATTERS

  The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

                                          THE BOARD OF DIRECTORS

Dated: March 21, 1995

                            CONNER PERIPHERALS, INC.

                            1995 DIRECTOR STOCK PLAN


     1.   Purposes of the Plan.  The purposes of this 1995 Director Stock Plan
          --------------------
are to attract and retain the best available personnel for service as Outside Directors (as defined herein) of the Company, to provide additional incentive to the Outside Directors of the Company to serve as Directors, and to encourage their continued service on the Board.

     2.   Definitions.  As used herein, the following definitions shall apply:
          -----------

          (a) "Board" means the Board of Directors of the Company.
               -----

          (b) "Code" means the Internal Revenue Code of 1986, as amended.
               ----

          (c) "Common Stock" means the Common Stock of the Company.
               ------------

          (d) "Company" means Conner Peripherals, Inc., a Delaware corporation.
               -------

          (e) "Continuous Status as a Director" means the absence of any
               -------------------------------
interruption or termination of service as a Director.

          (f) "Director" means a member of the Board.
               --------

          (g) "Employee" means any person, including officers and Directors,
               --------
employed by the Company or any Parent or Subsidiary of the Company. The payment of a Director's fee by the Company shall not be sufficient in and of itself to constitute "employment" by the Company.

          (h) "Exchange Act" means the Securities Exchange Act of 1934, as
               ------------
amended.

          (i) "Fair Market Value" means, as of any date, the value of Common
               -----------------
Stock determined as follows:

              (i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market of the National Association of Securities Dealers, Inc. Automated Quotation ("NASDAQ") System, the Fair Market Value of a Share shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such system or exchange (or the exchange with the greatest volume of trading in Common Stock) on the date of grant, as reported in The Wall Street Journal or such other source as the Board deems reliable;

              (ii) If the Common Stock is quoted on the NASDAQ System (but not on the National Market thereof) or regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share shall be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable, or;

              (iii) In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Board.

          (j) "Option" means a stock option granted pursuant to the Plan.
               ------

          (k) "Optioned Stock" means the Common Stock subject to an Option.
               --------------

          (l) "Optionee"  means an Outside Director who receives an Option.
               --------

          (m) "Outside Director" means a Director who is not an Employee.
               ----------------

          (n) "Parent" means a "parent corporation," whether now or hereafter
               ------
existing, as defined in Section 424(e) of the Code.

          (o) "Plan" means this 1995 Director Stock Plan.
               ----

          (p) "Purchaser" means an Outside Director who purchases Restricted
               ---------
Stock.

          (q) "Restricted Stock" means Shares granted to and purchased by
               ----------------
Outside Directors in accordance with Section 5(c) of the Plan.

          (r) "Rule 16b-3" means Rule 16b-3 promulgated under the Exchange Act
               ----------
or any successor to Rule 16b-3, as interpreted by the Securities and Exchange Commission.

          (s) "Share" means a share of the Common Stock, as adjusted in
               -----
accordance with Section 11 of the Plan.

          (t) "Subsidiary" means a "subsidiary corporation," whether now or
               ----------
hereafter existing, as defined in Section 424(f) of the Code.

     3.   Stock Subject to the Plan.  Subject to the provisions of Section 11 of
          -------------------------
the Plan, the maximum aggregate number of Shares which may be sold under the Plan is 300,000 (the "Pool"). The Shares may be authorized, but unissued, or reacquired Common Stock.

          If an Option expires or becomes unexercisable without having been exercised in full, the unpurchased Shares which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated). If Shares are forfeited to the Company pursuant to a Restricted Stock agreement, such Shares shall be returned to the Plan and shall become available for reissuance under the Plan, unless the Plan shall have been terminated. However, such Shares shall not return to the Plan if the persons to whom they were originally issued receive the benefits of ownership of such Shares (other than voting), as such concept is interpreted from time to time by the Securities and Exchange Commission in the context of Rule 16b-3.

     4.   Eligibility.  Options and Restricted Stock awards may be granted only
          -----------
to Outside Directors. All Options and Restricted Stock awards shall be automatically granted in accordance with the terms set forth in Section 5 hereof. The Plan shall not confer upon any Optionee or Purchaser any right with respect to continuation of service as a Director or nomination to serve as a Director, nor shall it interfere in any way with any rights which the Director or the Company may have to terminate his or her directorship at any time.

     5.   Administration and Grants under the Plan.
          ----------------------------------------

          (a) Procedure for Grants.  The provisions set forth in this Section 5
              --------------------
shall not be amended more than once every six months, other than to comport with changes in the Code, the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder. All grants of Options and Restricted Stock to Outside Directors under this Plan shall be automatic and nondiscretionary and shall be made strictly in accordance with the following provisions:

          (b)  Option Grants.
               -------------

               (i) No person shall have any discretion to select which Outside Directors shall be granted Options or to determine the number of Shares to be covered by Options granted to Outside Directors; provided, however, that nothing in this Plan shall be construed to prevent an Outside Director from declining to receive an Option under this Plan.

               (ii) Upon the effective date of this Plan, each person who is then an Outside Director shall be automatically granted an Option to purchase 14,000 Shares (as adjusted in accordance with Section 11). Each Outside Director who first becomes an Outside Director after the effective date of this Plan (other than a person who was previously a Director) shall be automatically granted an Option to purchase 30,000 Shares (as adjusted in accordance with Section 11) on the date on which such person becomes an Outside Director.

               (iii) On the first day of each fiscal year of the Company occurring after the effective date of this Plan, each Outside Director shall be automatically granted an Option to purchase 10,000 Shares (as adjusted in accordance with Section 11) (a "Subsequent Option"), provided that at the date of grant of each Subsequent Option such person is an Outside Director; and provided further, that sufficient shares are available under the Plan for the grant of such Subsequent Option.

               (iv) The terms of an Option granted hereunder shall be as follows:

                    (1) the term of the Option shall be five (5) years;

                    (2) the exercise price per share of Common Stock shall be 100% of the Fair Market Value on the date of grant of the Option;

                    (3) Options granted hereunder shall become exercisable in installments cumulatively with respect to 1/36 of the Shares subject to the Option (or 1/36 of the Shares subject to the Option as increased or decreased as provided in Section 11 hereof) on the first day of each month following the date of the grant;

               (v) Options shall be evidenced by written Option agreements in such form as the Board shall approve.

          (c)  Restricted Stock Awards.
               -----------------------

               (i) No person shall have any discretion to select which Outside Directors shall receive Restricted Stock awards or to determine the number of Shares to be covered by Restricted Stock awarded to Outside Directors; provided, however, that nothing in this Plan shall be construed to prevent an Outside Director from declining to receive a Restricted Stock award under this Plan.

               (ii) Each Outside Director shall automatically receive a Restricted Stock award of 5,000 Shares of Common Stock (as adjusted in accordance with Section 11) on the later of the effective date of this Plan or the date on which such person first becomes an Outside Director (other than a person who previously was a Director).

               (iii) On the first day of each fiscal year of the Company occurring after the effective date of this Plan, each Outside Director shall automatically receive a Restricted Stock award of 1,000 Shares (as adjusted in accordance with Section 11) (a "Subsequent Restricted Stock Award"), provided that on the date of grant of each Subsequent Restricted Stock Award such person is an Outside Director; and provided further that sufficient shares are available under the Plan for the grant of such Subsequent Restricted Stock Award.

               (iv) The terms of a Restricted Stock award granted hereunder shall be as follows:

                    (1) the purchase price shall be $.001 per Share (the par value of the Company's Common Stock);

                    (2) Restricted Stock shall vest as to 33% of the aggregate number of Shares awarded on the first anniversary of the award date, as to an additional 33% of the aggregate number of Shares awarded on the second anniversary of the award date, and as to the remaining 34% of the aggregate number of Shares awarded on the third anniversary of the award date; provided that, if an Outside Director's Continuous Status as a Director terminates as the result of the Director's death or total and permanent disability (as defined in Section 22(c)(3) of the Code), the Director's Restricted Stock shall become fully vested as of the date of death or termination as the result of disability.

     6.   Term of Plan.  The Plan shall become effective upon the later to occur
          ------------
of its adoption by the Board or its approval by the shareholders of the Company as described in Section 16 of the Plan. It shall continue in effect for a term of ten (10) years unless sooner terminated under Section 12 of the Plan.

     7.   Form of Consideration.  The consideration to be paid for the Shares to
          ---------------------
be issued upon exercise of an Option or upon purchase of Restricted Stock, including the method of payment, shall consist of cash or check and, in the case of Options only, (i) other shares which (x) in the case of Shares acquired upon exercise of an Option, have been owned by the Optionee for more than six (6) months on the date of surrender, and (y) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised, (ii) delivery of a properly executed exercise notice together with such other documentation as the Company and the broker, if applicable, shall require to effect an exercise of an Option and delivery to the Company of the sale or loan proceeds required to pay the exercise price, or
(iii) any combination of the foregoing methods of payment.

     8.   Exercise of Option.
          ------------------

          (a) Procedure for Exercise; Rights as a Shareholder. Any Option
              -----------------------------------------------
granted hereunder shall be exercisable at such times as are set forth in Section 5(b) hereof.

          An Option may not be exercised for a fraction of a Share.

          An Option shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Option by the person entitled to exercise the Option and full payment for the Shares with respect to which the Option is exercised has been received by the Company. Full payment may consist of any consideration and method of payment allowable under Section 7 of the Plan. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. A share certificate for the number of Shares so acquired shall be issued to the Optionee as soon as practicable after exercise of the Option. No adjustment shall be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 11 of the Plan.

          Exercise of an Option in any manner shall result in a decrease in the number of Shares which thereafter may be available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

          (b) Rule 16b-3.  Options granted to Outside Directors must comply with
              ----------
the applicable provisions of Rule 16b-3 and shall contain such additional conditions or restrictions as may be required thereunder to qualify Plan transactions, and other transactions by Outside Directors that otherwise could be matched with Plan transactions, for the maximum exemption from Section 16 of the Exchange Act.

          (c) Termination of Continuous Status as a Director.  In the event an
              ----------------------------------------------
Optionee's Continuous Status as a Director terminates for any reason, including by reason of the Optionee's death or total and permanent disability (as defined in Section 22(e)(3) of the Code), the Optionee (or, in the case of death, the Optionee's estate or the person who acquired the right to exercise the Option) may exercise his or her Option, but only within twelve (12) months following the date of such termination, and only to the extent that the Optionee was entitled to exercise it on the date of such termination (but in no event later than the expiration of its ten (10) year term). To the extent that the Optionee was not entitled to exercise an Option on the date of such termination, and to the extent that the Optionee does not exercise such Option (to the extent otherwise so entitled) within the time specified herein, the Option shall terminate.

     9.   Restricted Stock.
          ----------------

          (a) Procedure for Purchase.  Following an award of Restricted Stock to
              ----------------------
an Outside Director in accordance with Section 5(c), the Board shall notify the offeree in writing of the terms, conditions and restrictions relating to the offer, and the offeree shall have ninety (90) days within which such person must accept such offer. The offer shall be accepted by execution of a Restricted Stock purchase agreement in such form as the Board shall approve.

          (b) Rights as a Stockholder.  Until the issuance (as evidenced by the
              -----------------------
appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing Restricted Stock, no right to vote or to receive dividends or any other rights as a stockholder shall exist with respect to purchased Shares. A share certificate for the number of shares of Restricted Stock purchased shall be issued to the Purchaser as soon as practicable after purchase of the Restricted Stock. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 11 of the Plan.

          (c) Termination of Continuous Status as a Director.  In the event a
              ----------------------------------------------
Purchaser's Continuous Status as a Director terminates (other than by reason of the Purchaser's death or total and permanent disability (as defined in Section 22(e)(3) of the Code)), Restricted Stock shall be forfeited by the Purchaser without any consideration therefor.

          (d) Shares Available Under the Plan.  Except as otherwise provided in
              -------------------------------
Section 3 hereof, a purchase of Restricted Stock as provided hereunder shall result in a decrease in the number of Shares that thereafter shall be available under the Plan, by the number of Shares of Restricted Stock purchased.

          (e) Rule 16b-3.  Restricted Stock awards to Outside Directors must
              ----------
comply with the applicable provisions of Rule 16b-3 and shall contain such additional conditions or restrictions as may be required thereunder to qualify Plan transactions, and other transactions by Outside Directors that could be matched with Plan transactions, for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

     10.  Non-Transferability of Options and Restricted Stock Awards.  Options
          ----------------------------------------------------------
and Restricted Stock awards may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution. Options may be exercised, during the lifetime of the Optionee, only by the Optionee.

     11.  Adjustments Upon Changes in Capitalization, Dissolution, Merger, Asset
          ----------------------------------------------------------------------
          Sale or Change of Control.
          -------------------------

          (a) Changes in Capitalization.  Subject to any required action by the
              -------------------------
shareholders of the Company, the number of Shares covered by each outstanding Option and Restricted Stock award, the number of Shares which have been authorized for issuance under the Plan but as to which no Options or Restricted Stock awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option or repurchase or forfeiture of Restricted Stock, as well as the price per Share covered by each such outstanding Option, as applicable, and the number of Shares issuable pursuant to the automatic grant provisions of Section 5 hereof shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, spin off, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Option or Restricted Stock award.

          (b) Dissolution or Liquidation.  In the case of Options or Restricted
              --------------------------
Stock awarded to Outside Directors pursuant to Sections 5(b) and 5(c), respectively, in the event of a proposed dissolution or liquidation of the Company, such Options and Restricted Stock shall become fully vested and, in the case of Options, fully exercisable, including as to Shares as to which it would not otherwise be exercisable. To the extent an Option or Restricted Stock award remains unexercised at the time of the dissolution or liquidation, the Option or Restricted Stock award shall terminate.

          (c) Merger or Asset Sale.  In the event of a merger of the Company
              --------------------
with or into another corporation, or the sale of substantially all of the assets of the Company, then, subject to Section 11(d) below, (i) each outstanding Option shall become fully vested and exercisable, including as to Shares as to which it would not otherwise be exercisable, and (ii) Restricted Stock shall become fully vested. If an Option becomes fully vested in the event of a merger or sale of assets, the Board shall notify the Optionee that the Option shall be fully exercisable for a period of thirty (30) days from the date of such notice, and the Option shall terminate upon the expiration of such period.

          (d) Certain Business Combinations.  In the event it is determined by
              -----------------------------
the Board, upon receipt of a written opinion of the Company's independent public accountants, that the enforcement of Section 11(c) hereof, which provides for the acceleration of vesting of Options and Restricted Stock, would preclude accounting for any proposed business combination of the Company as a pooling of interests, and the Board otherwise desires to approve such a proposed business transaction which requires as a condition to the closing of such transaction that it be accounted for as a pooling of interests, then such Section shall be null and void. In the event that Section 11(c) is thereby rendered null and void, then outstanding Options and Restricted Stock shall be assumed or an equivalent option or restricted stock award shall be substituted by the successor corporation or a Parent or Subsidiary of the successor corporation.

     12.  Amendment and Termination of the Plan.
          -------------------------------------

          (a) Amendment and Termination.  Except as set forth in Section 5, the
              -------------------------
Board may at any time amend, alter, suspend, or discontinue the Plan, but no amendment, alteration, suspension, or discontinuation shall be made which would impair the rights of any Optionee or Purchaser under any grant theretofore made, without his or her consent. In addition, to the extent necessary and desirable to comply with Rule 16b-3 (or any other applicable law or regulation), the Company shall obtain shareholder approval of any Plan amendment in such a manner and to such a degree as required.

          (b) Effect of Amendment or Termination.  Any such amendment or
              ----------------------------------
termination of the Plan shall not affect Options or Restricted Stock already granted and such Options and Restricted Stock shall remain in full force and effect as if this Plan had not been amended or terminated.

     13.  Time of Granting Options or Restricted Stock Awards.  The date of
          ---------------------------------------------------
grant of an Option or Restricted Stock award shall, for all purposes, be the date determined in accordance with Sections 5(b) and (c) hereof, respectively.

     14.  Conditions Upon Issuance of Shares.  Shares shall not be issued
          ----------------------------------
pursuant to a Restricted Stock award or the exercise of an Option unless such award or exercise and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, state securities laws, and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

          As a condition to the purchase of Restricted Stock or exercise of an Option, the Company may require the Purchaser or the person exercising such Option to represent and warrant at the time of any such purchase or exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares, if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned relevant provisions of law.

          Inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

     15.  Reservation of Shares.  The Company, during the term of this Plan,
          ---------------------
will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

     16.  Shareholder Approval.  Continuance of the Plan shall be subject to
          --------------------
approval by the shareholders of the Company at its April 25, 1995 meeting of shareholders. Such shareholder approval shall be obtained in the degree and manner required under applicable state and federal law.

                            CONNER PERIPHERALS, INC.

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

 P         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

 R         The undersigned stockholder of Conner Peripherals, Inc., a Delaware corporation (the "Company"), hereby appoints Finis F. Conner and David T. O Mitchell, and each of them, each with full power of substitution, as proxy for the undersigned to vote and otherwise represent all the shares
 X registered in the name of the undersigned at the Annual Meeting of Stockholders of the Company to be held on Tuesday, April 25, 1995 at 10:00
 Y a.m. at the Fairmont Hotel, 170 South Market Street, San Jose, California and at any adjournment thereof, with the same effect as if the undersigned were present and voting such shares, on the following matters and in the following manner as further described in the accompanying Proxy Statement.

          Either of such proxies and attorneys-in-fact, or their substitutes, as shall be present and shall act at said meeting or any adjournment or adjournments thereof shall have and may exercise all the powers of said proxies and attorneys-in-fact hereunder.

          The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders, the Proxy Statement and the Company's 1994 Annual Report to Stockholders.
                                                                    -----------
          PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY.   SEE REVERSE
                                                                       SIDE
                                                                    -----------

[X] Please mark votes as in this example.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATION MADE. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES AND PROPOSALS AND, IN THE DISCRETION OF THE PROXY HOLDERS, ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

1. The election of the following persons as Directors of the Company to serve until the next Annual Meeting of Stockholders and until their successors shall be duly elected and qualified.

Nominees: Finis F. Conner, David T. Mitchell, L. Paul Bremer III, Linda Wertheimer Hart, W. Howard Lester, Mark S. Rossi and R. Elton White.

      FOR                                   WITHHELD
      ALL     [_]                       [_] FROM ALL
    NOMINEES                                NOMINEES


[_]
   ----------------------------------------------------
FOR all nominees except those listed on the line above


If the shares are held jointly, each holder should sign. If signing for estates, trusts, partnerships or corporations, title or capacity should be stated. Sign exactly as the name(s) appear on the stock certificate(s).


2. Approval of the Company's 1995 Director Stock Plan pursuant to which 300,000 shares are reserved for issuance.

                   FOR       AGAINST     ABSTAIN
                   [_]         [_]         [_]


3. Ratification and approval of an amendment to the Company's Employee Stock Purchase Plan increasing the number of shares reserved for issuance thereunder by 2,300,000 shares.

                   FOR       AGAINST     ABSTAIN
                   [_]         [_]         [_]

4. Ratification and approval of the selection of Price Waterhouse & Co. LLP as independent certified public accountants for the Company for the fiscal year ending December 31, 1995.

                   FOR       AGAINST     ABSTAIN
                   [_]         [_]         [_]


The proxies are authorized to vote and otherwise represent the shares of the undersigned on any other matters which may properly come before the meeting of any adjournments, according to their decision and in their discretion.

                 MARK HERE                   MARK HERE
               FOR ADDRESS  [_]            IF YOU PLAN  [_]
                CHANGE AND                   TO ATTEND
              NOTE AT LEFT                 THE MEETING

Signature:                                     Date
          -------------------------------------    -------------------


Signature:                                     Date
          -------------------------------------    -------------------